Exhibit 4.2

AMENDMENT AGREEMENT

This amendment ("Amendment") to the Agreement (as defined below) is entered into by and between:

(1)      Google Ireland Limited, a company incorporated under the laws of Ireland whose principal place of business is at Gordon House, Barrow Street, Dublin 4, Ireland ("Google"); and

(2)      Incredimail Ltd, whose principal place of business is at 4 Hanechoshet St., Tel Aviv, Israel ("Company"); and

This Amendment shall be effective from 1 February 2013 (the "Effective Date"). INTRODUCTION

(A)
Google and Company are parties to a Google Search and Advertising Services Agreement and a Google Search ("GSA") and Agvertising Services Agreement Order Form ("Order Form") with an effective date of 01 January 2011 (together, the "Agreement").

(B)	The parties now wish to amend the Agreement in the manner set out in this Amendment.

AGREED TERMS

1.	Definitions

Capitalised terms used but not defined in this Amendment shall have the same meaning as in the Agreement.

2.            The parties agree that the Agreement is extended until 31 May 2013.

3.	The parties agree that the "Special Terms and Conditions" section of the Order Form is amended as follows:

a)
Google may assign to Company, and modify the number of Client IDs and Channel IDs for each Service from time to time. Company will use Client IDs and Channel IDs as instructed by Google, and will provide such information to Google as may reasonably request with respect to the use and application of any Client IDs and Channel IDs.

b)	For the purposes of this Agreement, "Channel ID" means a unique alphanumeric code used by Company as specified by Google for purposes of associating each Request with a reporting channel.

4.	Clause 14.4 of the GSA shall be replaced in its entirety by the following clause 14.4:

Company will ensure that at all times during the applicable Term, Company:

a) has a clearly labeled and easily accessible privacy policy in place relating to the applicable Site(s); and

b) provides End Users with clear an comprehensive information about cookies and other information stored or accessed on an End User's device, including information about End Users' options for cookie management

5.             Clause 14.5 of the GSA shall be replaced in its entirety by the following clause 14.5:

Company will take reasonable steps to ensure that an End User gives consent to the storing and accessing of cookies and other information on the End User's device where such activity occurs in connection with the Services and obtaining such consent is required by law.

6.             Continuation

The Agreement shall remain in full force and effect unchanged except as modified by this Amendment.

7.             Governing Law and Jurisdiction

This Amendment is governed by English law and the parties submit to the exclusive jurisdiction of the English courts in relation to any dispute (contractual or non-contractual) concerning this Amendment.

Signed by the parties on the dates stated below

GOOGLE	COMPANY

By:	/s/ Ailis Daly	By:	/s/ Josef Mandelbaum /s/ Yacov Kaufman

Name:	Ailis Daly	Name:	Josef Mandelbaum Yacov Kaufman

Title:	___________________________	Title:	CEO CFO

Date:	January 31, 2013	Date:	January 31, 2013